EXHIBIT 11

                      ROBERTSON-CECO CORPORATION
            COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
            -----------------------------------------------
                 (Thousands, except per share amounts)
                              (Unaudited)

                                                        Three Months Ended
                                                        March 31
                                                        ------------------------
                                                 1995         1994
                                             -----------  -----------
PRIMARY:
   Primary earnings (loss) from
     continuing operations . . . . . . . . .   $    572     $ (6,562)
   Income from discontinued operations . . .      3,955        1,051
                                               --------     --------
     Total primary earnings (loss) . . . . .   $  4,527     $ (5,511)
                                               ========     ========

   Average number of shares of common
     stock outstanding . . . . . . . . . . .     15,914       15,773
   Incremental shares to reflect dilutive
     effect of deferred compensation
     plan  . . . . . . . . . . . . . . . . .        209         -
                                               --------     --------
     Total shares  . . . . . . . . . . . . .                  16,123    15,773
                                               ========     ========

   Primary earnings (loss) from continuing
     operations per common share . . . . . .   $    .04     $   (.42)
   Primary income from discontinued
     operations. . . . . . . . . . . . . . .        .24          .07
                                               --------     --------
     Primary earnings (loss) per share . . .   $    .28     $   (.35)
                                               ========     ========
